UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2007

APPLE REIT EIGHT, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-140548	20-8268625
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Eight, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

Florida, Oklahoma and Tennessee Properties

On September 26, and 27, 2007, we caused one of our wholly-owned subsidiaries to enter into a series of contracts for the potential purchase of 4 hotels.

There can be no assurance at this time that our purchasing subsidiary will in fact purchase any of these hotels. The table below describes the hotels:

Hotel Location	Franchise (a)	Seller	Number of Rooms		Purchase Price
Orlando, Florida	Fairfield Inn	Grove Street Orlando, LLC	200	(b)	(c	)

Orlando, Florida	SpringHill Suites	Grove Street Orlando, LLC	200	(b)	(c	)

Tulsa, Oklahoma	Hampton Inn and Suites	Tom Christopoulos	102	(b)	$10,000,000

Chattanooga, Tennessee	Homewood Suites	Amtel Associates, LLC	76		8,600,000

TOTAL			578		$73,400,000

Notes:

(a) All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

(b) The hotels in Orlando, Florida (Fairfield Inn and SpringHill Suites) and Tulsa, Oklahoma are currently under construction. The number of rooms listed refers to the expected number of rooms upon completion.

(c) The hotels in Orlando, Florida (Fairfield Inn and SpringHill Suites) are covered under the same purchase contract with a purchase price of $54,800,000.

The sellers do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The deposit for the hotels in Orlando, Florida was $1,000,000. The deposit for the hotel in Tulsa, Oklahoma was $100,000, and $250,000 for the hotel in Chattanooga, Tennessee. The deposits for the hotels in Orlando, Florida and Chattanooga, Tennessee are refundable to our purchasing subsidiary upon its election to terminate a purchase contract during its “review period.” Under the purchase contract for the hotels in Orlando, Florida the review period expires on October 11, 2007. Under each purchase contract for the hotels in Tulsa, Oklahoma and Chattanooga, Tennessee, the review period expires on October 27, 2007. In the event our purchasing subsidiary does not elect to terminate the purchase contract for the hotel in Chattanooga, Tennessee during the review period, our purchasing subsidiary is required to make an additional deposit of $250,000 within three (3) business days after the expiration of the review period. Under the purchase contracts for the hotels in Orlando, Florida and Tulsa Oklahoma, if our purchasing subsidiary does not terminate the purchase contract during the review period, no additional deposits are required after the expiration of the review periods.

The deposits under the purchase contracts were funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposit for the hotel in Chattanooga, Tennessee, and the purchase price under each purchase contract would be funded, if a closing occurs, by proceeds from the Company’s ongoing offering of Units.

Under the purchase contracts for the hotels in Tulsa, Oklahoma and Chattanooga, Tennessee, all existing franchise agreements and management agreements for each hotel will be terminated if a closing occurs. For the hotels in Orlando, Florida, the existing management agreements will be assigned to our purchasing subsidiary if a closing occurs. It is expected that our purchasing subsidiary will enter into new franchise agreements and management agreements for each hotel on terms that are acceptable to our purchasing subsidiary.

During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause it to terminate the agreement to purchase the hotel. If our purchasing subsidiary terminates a purchase contract before closing and after the review period, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposit(s) to the seller. If a closing occurs under a purchase contract, the deposit(s) will be credited toward the purchase price.

Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include but are not limited to the following: the sellers having performed and complied in all material respects with the covenants under each purchase contract; the completion of construction of the hotels in Orlando, Florida and Tulsa, Oklahoma; all third party consents having been obtained; and termination and/or assignment of existing franchise and management agreements. If any of the closing conditions under a purchase contract are not satisfied by the seller, our purchasing subsidiary may terminate the purchase contract and receive a refund of the applicable deposit(s).

Accordingly, as of the date of this report and until any closing on the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire any of these hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Eight, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

September 28, 2007